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                                                                     EXHIBIT 5.1

                            OPINION AND CONSENT OF

                           HARNEY WESTWOOD & RIEGELS


19 December 2000


OpenTV Corp.
401 East Middlefield Road
Mountain View, CA 94043
USA

Dear Sirs

Registration Statement on Form S-8

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 19, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 148,031 shares of your Class A Ordinary Shares (the "Shares") reserved for issuance under the CSS Acquisition Corporation 2000 Special Stock Incentive Plan and the CSS Acquisition Corporation 2000 Stock Plan (each a "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the respective Plan and pursuant to the agreement which accompanies the respective Plan, are or will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Yours faithfully

/s/ HARNEY WESTWOOD & RIEGELS

HARNEY WESTWOOD & RIEGELS